UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Keyser, Richard L.
   W. W. Grainger, Inc.
   455 Knightsbridge Parkway
   Lincolnshire, IL  60069-3620
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Morton International, Inc.  (MII)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   06/30/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
                             |10/23/|A   |500               |A  |           |2,500              |D     |                           |
         Common Stock        |97    |    |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
          Phantom Stock |1-for-1 |6/30/|A   |231.4050   |A  |(1)  |(1)  |Common Stock|231.405|$30.25 |231.4050    |D  |            |
Units                   |        |97   |    |           |   |     |     |            |0      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |8/28/|A   |89.4686    |A  |(1)  |(1)  |"           |89.4686|$33.531|89.4686     |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |       |3      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |9/8/9|A   |15.7976    |A  |(1)  |(1)  |"           |15.7976|$32.218|15.7976     |D  |            |
           "            |        |7    |    |           |   |     |     |  "         |       |8      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |9/30/|A   |197.5309   |A  |(1)  |(1)  |"           |197.530|$35.437|197.5309    |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |9      |5      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |10/23|A   |43.2043    |A  |(1)  |(1)  |"           |43.2043|$34.718|43.2043     |D  |            |
           "            |        |/97  |    |           |   |     |     |  "         |       |8      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |12/8/|A   |15.7738    |A  |(1)  |(1)  |"           |15.7738|$34.218|15.7738     |D  |            |
           "            |        |97   |    |           |   |     |     |  "         |       |8      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |12/31|A   |202.1661   |A  |(1)  |(1)  |"           |202.166|$34.625|202.1661    |D  |            |
           "            |        |/97  |    |           |   |     |     |  "         |1      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |1/22/|A   |66.8523    |A  |(1)  |(1)  |"           |66.8523|$33.656|66.8523     |D  |            |
           "            |        |98   |    |           |   |     |     |  "         |       |3      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |3/9/9|A   |17.6767    |A  |(1)  |(1)  |"           |17.6767|$32.468|17.6767     |D  |            |
           "            |        |8    |    |           |   |     |     |  "         |       |8      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |3/13/|A   |48.9796    |A  |(1)  |(1)  |"           |48.9796|$30625 |48.9796     |D  |            |
           "            |        |98   |    |           |   |     |     |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
          Phantom Stock |1-for-1 |3/26/|A   |69.4980    |A  |(1)  |(1)  |Common Stock|69.4980|$32.375|69.4980     |D  |            |
Units                   |        |98   |    |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |3/31/|A   |213.7405   |A  |(1)  |(1)  |"           |213.740|$32.75 |213.7405    |D  |            |
           "            |        |98   |    |           |   |     |     |  "         |5      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |4/23/|A   |46.875     |A  |(1)  |(1)  |"           |46.875 |$32.00 |46.875      |D  |            |
           "            |        |98   |    |           |   |     |     |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |6/8/9|A   |20.7183    |A  |(1)  |(1)  |"           |20.7183|$30.00 |20.7183     |D  |            |
           "            |        |8    |    |           |   |     |     |  "         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                "       |1-for-1 |6/25/|A   |87.0615    |A  |(1)  |(1)  |"           |87.0615|$25.843|87.0615     |D  |            |
           "            |        |98   |    |           |   |     |     | "          |       |8      |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
     (1) The phantom stock units were accrued under the Morton International, Inc. Directors Deferred
Compensation Plan and are to settle upon
retirement.
SIGNATURE OF REPORTING PERSON
/s/ Richard L. Keyser
DATE
August 13, 1998